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

Explanatory Note:

The following information is being distributed by Level 3 Communications, Inc. (the "Company") in connection with the filing of the
Company's   definitive   proxy   statement  for  the  2004  Annual   Meeting  of
Stockholders.

                          Level 3 Communications, Inc.

Attached are reprinted articles: "Pay For Outperforming," The Wall Street Journal, April 6, 2000; and "Raising The Bar," Fortune, June 8, 1998.

They are being provided for general background information regarding the Level 3 Communications, Inc. Outperform Stock Option program. Please note that there have been certain modifications made to the Outperform Stock Option program, including a reduction of the multiplier from 8 to 4, since the publication dates of these articles. Please also note that these articles were not prepared in the context of the company's current proposal to amend its 1995 Stock Plan, which proposal is described in detail in the company's definitive proxy statement relating to the 2004 Annual Meeting of Stockholders.

[Level 3 logo]

Executive  Pay
Pay for Outperforming: James Crowe, chief of Level 3 Communications, makes the case for linking stock options to market-beating gains

By Joann S. Lublin
4,161 words
6 April 2000
The Wall Street Journal
R8
(Copyright (c) 2000, Dow Jones & Company, Inc.)

James Q. Crowe, the leader of Level 3 Communications Inc., takes the pay-for-performance idea to a higher but lonely level. The 50-year-old CEO stands out for a good reason: He's an outspoken advocate of indexed stock options. When he created the telecommunications-network company nearly three years ago, he decided to give every staff member Outperform Stock Options. Level 3, which is building a global system of Internet-based local and long-distance networks, now employs nearly 4,000 people. Their options are worthless unless Level 3's stock performance exceeds changes in Standard & Poor's 500-stock index. The actual value received depends on a multiplier linked to the extent the stock outpaces the S&P. As it happens, Level 3 shares have soared. At recent prices, the 320,000 so-called OSOs awarded to Mr. Crowe in both 1998 and 1999 would give him a pretax profit of about $227 million. He gets no conventional options.

Mr. Crowe, a genial and ruddy-faced executive with thinning white hair, initially devised OSOs for top management of MFS Communications Co., a local telecom-services company that he co-founded and took public in 1993. He sold MFS to WorldCom Inc. for $14.3 billion in late 1996.

Today, no other public corporation takes such a daring approach to equity compensation -- largely because, unlike conventional options, indexed options must be charged to earnings. Level 3 "is a company that people should be holding up on a pedestal" for truly "tying pay to company performance," says Patrick McGurn, an official of proxy advisers Institutional Shareholder Services in Rockville, Md.

But does it really pay to be a pay pacesetter in a red-hot job market? Mr. Crowe tackled that and other ticklish issues during a lively interview at Level 3's Broomfield, Colo., headquarters, where picture windows look out on the snowcapped Rocky Mountains. Some excerpts:

The Rationale for Indexed Options
The Wall Street Journal: What role did you play in creating your indexed-option plan at MFS?

MR. CROWE: Around 1995, we were looking for a way to make sure that we were able to attract and keep the kind of people we needed to make MFS a success. We weren't particularly happy with the existing tools. The currency that is normally used in the industry, nonqualified stock options, bothered us. They tend to allow participants to benefit from a broad market improvement, even if the performance of the company is mediocre.

There are examples after examples of companies that have had what has to be defined as poor performance with executives who get very large [option] payouts. How can you do that? Just by handing out paper money and pretending it has no value.

And [conventional options] did not recognize the kind of difficulty associated with outperforming broad indexes.

We had a program where if our performance was mediocre, the stockholders were penalized. And [even] if our performance was spectacular, we had a great deal of difficulty competing with the smaller start-up companies in terms of the value provided to employees. So we decided to rethink the whole thing in an off-site meeting.

We wanted to be a company that could remain a start-up. Perhaps not in terms of financial performance or capitalization. But certainly in terms of the feel and the drive and the kind of people we attracted.

We wanted people who tended to be entrepreneurs -- individuals who preferred success-based rewards to entitlements, individuals who preferred an environment where results counted, as opposed to efforts. Just because you tried hard isn't enough. The goal is not to attract people who think like employees. Employees, by my definition, are folks who want a dependable and secure compensation for some level of effort.

Somewhere along the line we started thinking about indexing, grading on a curve, as opposed to an absolute kind of a program. Then we had all the normal questions: What index?

We were coming up with a whole new program. When we began talking about it, almost no one knew anybody who had gotten rich using OSOs. [Did] I know Fred who now owns a 160-foot yacht because he had OSOs? No. And we were worried about manipulation. The smaller the index, the more perfect it can be -- but the more subject it is to manipulation.

We needed something that people would recognize and which wasn't subject to even the appearance that we were playing with the index. Why the S&P? Because it is simple. People understand it, particularly the kind of people we hire.

When we first started the [MFS] program, we limited it to senior executives because we were concerned about explaining the program.

WSJ: Did indexed options at MFS achieve your goal?

MR. CROWE: We were in about inning three of a nine-inning game when WorldCom made us an offer.

WSJ: How long had the OSOs been in place?

MR. CROWE: About one year. While we certainly saw a lot of encouraging results, it was too early to declare victory. We tended to keep the people we wanted to keep. If we had the time to sit down and explain to someone what it was all about, it certainly was a good recruiting tool.

Here is a key point: We still award an amount of options equal to what an employee might get at another company. We do our best [to] assess how much a particular person would get in long-term incentives at other companies. We would typically get back a report that says this particular position at other companies would receive about -- I'll make up a number -- $100,000 a year in normal, nonqualified [options]. We still award $100,000 to that position. So you have to value the Outperform Stock Options.

WSJ: What aspects of the MFS plan are now being used at Level 3?

MR. CROWE: We certainly don't have the answer for the ages. The principle we try to use is our compensation system ought to attract and keep people to support our business plan. Many companies don't do that. There are a fair number of companies that can tell you with great certainty what their chosen market looks like. Ask the same question about their employees and you get a big blank.

WSJ: What kind of person are you trying to attract here? And why do OSOs make sense?

MR. CROWE: At MFS, we competed with telephone companies. We tried to recruit senior executives with broader talent because we wanted to make changes in the way that the telephone industry operated.

At Level 3, we don't look anything like a telephone company. We are a technology company in many ways. We hire from a pool of employees that [come from] companies like Cisco and Microsoft and Netscape and a whole series of dot-com companies. You can see the expression of that difference in the way in which OSOs apply [here]. I wanted to apply it to everybody. I got talked out of it. A group of management [later] said, "We don't like the officer-and-enlisted feeling that comes from OSOs applying only to a certain group of folks."

It is not the right arrangement where we have some people, if we do extremely well, who get to hit the ball out of the park, and others who have to be satisfied with a single or a double.

So we extended the OSOs to everyone. Fortunately, we have performed well. [Level 3's shares rose 185% from the time of the first OSO grant on April 1, 1998, through March 31, 2000. On an annualized basis, the stock outperformed the S&P 500 by 78% during that period.]

There is nothing like success and having someone click on the appropriate Web page and see what their OSOs are worth. I do it -- once a week, let's say.

The Multiplier  Effect
WSJ: When your share price outpaces the S&P 500, how does the OSO multiplier work?

MR. CROWE: You are awarded the OSO at the current market price. The OSOs have a four-year life and cannot be exercised for two years. The [exercise] price goes up or down with the S&P 500.

You take the market price at the day you decide to exercise and compare it to the market price the day of the grant. You work out the annualized stock price increase. Let's say that's 20% a year.

You look at the index on the day of the award [compared with] the day of the exercise, and it has gone up 10%. So you have outperformed the S&P by 10 percentage points on an annualized basis. Then you go to this nice little graph and you say, "I have outperformed the S&P by 10 percentage points. What's the multiplier?" The graph goes from zero to 11 percentage points outperform. And the multiplier goes from zero to eight.

We worked out the amount of value we wanted to give our employees. We decided that after the stockholders got an S&P return on their investment, a quarter of the outperform value ought to go to the employees.

While 25% is kind of at the higher end, it only occurs when the stockholders are extremely happy. Employees share zero until we hit the S&P [growth rate] and then grow to 25% of the outperform amount.

[Shareholders] get 100% of the market return of the S&P return and 75% of the upside after that. I can tell you exactly what the institutional holders think. I know probably the people who own 30% of the stock by name. I know a good number of the institutional holders.

The fact that they get an S&P return first, and that we have to do better relatively than other investments that they can make, makes sense to them. They believe it is the right way to compensate management and wish other companies would adopt the same thing.

WSJ: On the other hand, everybody at Level 3 gets restricted stock, too.

MR. CROWE: People buy restricted stock. Everybody ought to have some amount of skin in the game. We grant 3% of your salary in restricted shares. This is something called "total targeted compensation." It is a philosophy that we try to use to guide us. Pay a salary that is 10% less than our competition. Have a bonus program that if we have a good year, allows you to make 105% of the competition. Try our best to see what other people are paying in terms of long-term compensation, etc.

Picking the Index
WSJ: At Level 3, why do you continue to index against the S&P 500? In the two years since the company's shares began trading under the Level 3 name, it has been a total glamour stock. Yet you measure your stock performance against an index that includes a lot of sluggards. Why not use a peer index instead?

MR. CROWE: We think about that all the time. And we may very well change it.

What happens if you narrow the index down to some high-tech companies? Or to highfliers? Between the volatility of our stock and the volatility of the index, the value of the OSO goes down and we [must] award a whole lot more.

For instance, if we picked the Nasdaq 100 and we beat the Nasdaq 100 in the same way we beat the S&P, you would get a whole lot more money to balance the downside [of the greater volatility of the Nasdaq 100]. Remember, we still have to deliver $100,000 worth of value. We are not trying to set the bar so high that it is impossible to get over it.

We have the first program that I am aware of that is really indexed fully. We want to take this a step at a time.

WSJ: Would a peer index help or hurt your people in a bear market?

MR. CROWE: All things being equal, you would think we would do better in a bear market having a more peerlike group. Because the S&P is going to go down less.

WSJ: But when your investors take it on the chin because your share price has fallen, your employees still get some value from their indexed options as long as the S&P 500 drops even more. Why?

MR. CROWE: At MFS, we went through exactly the same analysis.

WSJ: Did your indexed options pay out on the downside?

MR. CROWE: If our stock did not have positive growth, the OSOs had zero value. We awarded more OSOs. [With] no value on the downside, each OSO is worth less.

We had the very same debate at Level 3. I am a shareholder and care a lot more about my shareholdings than my OSOs. Do I want a program which in effect tells our employees to work real hard in an up market but give up on a down market? Absolutely not. I want to make sure that the incentive in a down market is at least as strong as in an up market. There are all kinds of opportunities when capital dries up. I want to make sure that they are thinking about them.

Recognizing that, it is a bigger burden to explain to shareholders why the program works like that.

WSJ: What was the counterargument?

MR. CROWE: It is really a bad set of optics. Let's imagine a real tough bear market. People are really being hurt. There are a lot of people who have substantial percentages of their holdings in our company.

WSJ: And they know your phone number.

MR. CROWE: They do! When they are suffering, how can you have a [worker] payout that could measure tens of millions of dollars? How do you rationalize that?

WSJ: And when that does happen, are you going to reconsider your decision?

MR. CROWE: No. We can't pull a rug out from under our employees. If I do, then I have done a poor job of explaining to the other owners of the company why it is a good idea to continue to do it this way.

Taking Risks
WSJ: Have your unconventional stock options helped or hurt your efforts to attract and retain people? In a recent Denver Business Journal interview, Level 3 Chief Operating Officer Kevin O'Hara said the riskiness of this plan had scared off some plum executives. How many have you lost?

MR. CROWE: [Lost candidates] are the kind of people who in general we didn't tend to want. But, of course, there are people we tried to get that we haven't gotten. This is an incredibly competitive market.

To my knowledge, the people that we want are the kind of people who are generally turned on by the options program. And nobody has cited the OSO program as the reason for leaving. But there are a lot of exciting companies that are doing a lot of exciting things.

WSJ: If these kinds of options attract people who like taking risks, isn't there the risk that they will pursue overly risky strategies?

MR. CROWE: Independent of how they are compensated, that is always a challenge.

It has not been a problem. And I think if you were to check our investors, if there is a complaint it is that these [Level 3] guys tend to be a little overly conservative from a financial point of view.

The other thing I would point to is the fact that 45 executives used their own money and bought stock at the beginning of this. In general, the amount of stock bought outweighs the OSOs.

Many went heavily into debt far beyond what we are normally used to or comfortable with. I bought $55 million worth of stock and borrowed about $40 million or $45 million.

WSJ: Didn't you make a lot of money selling MFS?

MR. CROWE: That's what my wife said.

WSJ: So why did you have to borrow?

MR. CROWE: The same question could be why go back to work if you don't need to? That's what it all boils down to.

I would pay to do this. I am just lucky I get paid. It is fun. Plus you get the feeling at the end of each day that you have actually accomplished something.

WSJ: Why do you take such a modest salary? [Mr. Crowe earned about $350,000 in 1999 -- unchanged from 1998.]

MR. CROWE: Frankly, I would take no salary and take it all in Outperform Stock Options.

But it just messes up the salary program. It doesn't look right.

That's not even a very good answer, is it? I couldn't even tell you why. Habit. Inertia.

The serious answer to why I tend to keep [salaries] lower is to send a signal that we make efforts to be the kind of company that thinks it is a start-up. A start-up attracts people who tend to say, "You know I am willing to live on bologna and cheese for a couple of years because at the end of that I have a shot at hitting the ball out of the park."

WSJ: If you're attracting start-up-style risk takers, why do you offer some people signing bonuses?

MR. CROWE: By definition, we want people who are in demand. They generally have to walk away from real money, maybe nonqualified options heavily in the money. They may be offered signing bonuses at other companies. They may be offered pre-IPO options.

We will do what is appropriate. What is a defining matter, though, is the individual's belief in the company and willingness to say, "Sure, long term I understand Outperform Stock Options are where my real compensation comes from."

Of the top 50 people in the company, it would be the norm that we would give some form of bonus to compensate valued people who are walking away from [money].

WSJ: Below the top 50?

MR. CROWE: It wouldn't be unusual to provide some amount of help in housing or some other area.

WSJ: What's your annual employee turnover?

MR. CROWE: It's 13% voluntary. I would like it to be zero.

WSJ: Your shareholders clearly like indexed options. What do your employee polls show?

MR. CROWE: Most employees like our compensation and benefits program quite a lot.

The issues we deal with are typical to a very-fast-growth company: the pace, which can be difficult at times and isn't right for everybody. And they want more information.

WSJ: How much does your share-price growth have to outpace the S&P 500 before your indexed options produce more wealth than conventional ones?

MR. CROWE: About seven percentage points. That is not a low hurdle.

WSJ: So if your share price...

MR. CROWE: . . .beats the S&P by five or six percentage points. . .

WSJ: . . .you make less than with conventional options.

MR. CROWE: Obviously, that universe of companies is smaller than the 3% to 5% that outperform the market by one percentage point.

Are There Limits?
WSJ: How much can you potentially make from your own Outperform Stock Options?

MR. CROWE: Remember, the only thing that is capped is the multiplier.

WSJ: So if your share price beats the S&P 500 substantially?

MR. CROWE: I always get eight times the difference. But the difference continues to grow. Let's say the S&P just stayed flat and our stock went up 1,000% a year. I'd be worth a whole lot of money. The odds of that happening are vanishingly small.

WSJ: So then there is no maximum you could make.

MR. CROWE: The awards I got in 1998 are worth $148 million. The awards I got in 1999 are worth $79 million [as of March 31].

WSJ: If you were to exercise all of your OSOs today, you would have a gain of just under $300 million. Not bad for two years' work.

MR. CROWE: Not bad at all.

WSJ: Although your OSOs are worth a lot, you also own about 3.4% of the company through buying shares. Your stake is worth far more than any OSO paper gains. Why should you get any indexed options?

MR. CROWE: The comp committee could ask the same question, and if they didn't think I was worth it, they could find somebody else.

This is a matter of commerce. This isn't religion. This isn't charity. This is business. I am a firm believer that the owners of a company -- and I include the employee owners and the financial owners -- all have a fair division of the value created.

The growth in the value of the company [has been] quite large. When we started, we had a market value of about $1 billion. Now we are worth $38 billion. I don't feel bad at all that I would get less than 1% [of that increased value].

WSJ: Except that you said it is so much fun being CEO that you would pay to work here.

MR. CROWE: That is why I asked you to put that in small [type]. If the comp committee finds that out, I am in trouble.

WSJ: Let's talk about the unfavorable accounting treatment of indexed options. Level 3 has taken some huge earnings hits. In 1998, OSOs caused you to take a $24 million charge against earnings. In 1999, the charge was $111 million. What do you think about accounting standards that force Level 3 to take these massive charges?

MR. CROWE: The whole way in which options are treated is silly.

The accounting industry has put in place a hurdle for companies that are earnings-sensitive or believe that they can't explain the earnings hit to their stockholders in an adequate way. [This has] put a barrier to adopting a better kind of compensation program.

The biggest issue is differential treatment. That is unfortunate. Some form of indexing makes sense. Certainly you can argue that our program isn't aggressive enough because we shouldn't have picked the S&P. We did our best. It isn't perfect.

But putting a giant barrier or at least a perceived barrier in front of it by having differential accounting treatments is unfortunate.

The Earnings Hit
WSJ: What happens when Level 3 turns profitable? Will your shareholders be as tolerant of huge earnings hits as they are when you are losing money? [Level 3 had a $487 million loss last year.]

MR. CROWE: I hope so. The market is willing to look through earnings losses that frankly make the charge from compensation look small because they believe that we are building an infrastructure that has tremendous value and that will earn lots of profits in the future. I don't think we have as big a hurdle to explain why we think it is a good thing for the investors to take a loss on the compensation program.

People we want as investors are long-term partners who tend to be longer-term investors. And those as a group are perfectly capable of understanding what this noncash charge means.

WSJ: Then why don't more companies offer indexed options?

MR. CROWE: If you want to compete with exciting start-ups and if you offer outperform options, you can offer the [same] potential that start-ups offer. It solves a lot of the problems that larger, successful companies have -- the very ones saying, "No, we have to have normal options."

WSJ: What would be the payoff if other major corporations adopted some kind of indexed option plan despite the earnings charge?

MR. CROWE: Adopt them or every one of the employees you most want to keep is going to end up working for a company that gives them that same kind of upside.

There are 500,000 open information-technology jobs in the country now. And that is only going to go up. Never in history has the difference between the right people and the wrong people been so obvious in corporate results.

WSJ: Any other reason every U.S. company should embrace the idea of indexed options?

MR.  CROWE:  Because you ought to be judged in the same way that your  investors
judge  their   investments.   It  aligns  your  interests  with  those  of  your
stockholders.

Indexed options are just one part of an overall drive to make the management of companies realize they are stewards of other people's money.

[Inserted quote]

We wanted people who tended to be entrepreneurs,' says Mr. Crowe. 'The goal is no to attract people who think like employees.'

[Graphic:  line drawing portrait of Mr. James Q. Crowe.]

Fortune
Smart Managing/Special
Report: CEO Pay

Raising The Bar Stock options have become even the subpar CEO's way to wealth. Now some hot companies are dramatically toughening option plans-and Wall Street loves it.

Shawn Tully
3,153 words
8 June 1998
Fortune Magazine
272+
Issue: June 8, 1998 Vol. 137 No. 11
Copyright (c) 1998 Bell & Howell Information and Learning Company. All rights reserved.

Not long ago Warren Buffett considered buying a big stake in a company that no doubt would have died to win over the Oracle of Omaha. But a close look made him uneasy: The company had an addiction to easy-money stock options. "Once they vested, all the options would have taken 10% of the earning power of the enterprise," he complains. And the binge showed no signs of abating. Every year the company issued another big batch of options, enriching managers and gouging shareholders. The options blizzard proved to be the terminator, the main reason America's shrewdest investor didn't add the company's name to Berkshire Hathaway's honor roll of holdings.

How did a good idea go so wrong? Standard stock options were supposed to tie pay to performance by rewarding CEOs only if they could drive up stock prices. But instead of attracting the Warren Buffetts of the world, they've become anathema to big investors. Even so, such investors aren't calling for the end of options. On the contrary, many are enthralled by a new breed of CEO that is using creative, demanding options packages that put the shareholder, not the CEO, first. For Buffett, standard options set the bar too low, making it easy for CEOs to get rich by being average, or in this raging bull market, worse than average. The compensation of the average CEO has almost doubled since 1992, to $8.4 million last year, according to a survey of FORTUNE 200 companies by Pearl Meyer & Partners. And $4.6 million of that, a full 55% of the total, was in option grants, dwarfing salaries and bonuses. For Buffett, many of those big awards just aren't deserved. "There is no question in my mind that mediocre CEOs are getting incredibly overpaid. And the way it's being done is through stock options."

Buffett is particularly riled by a bookkeeping quirk that companies cherish. Under standard accounting rules, options, unlike cash, aren't counted as a compensation expense (though their value has to be determined and reported in a footnote). The accounting advantage creates an illusion, since shareholders bear the cost later in the form of dilution. But by using options, com-panies like the one Buffett declined to invest in can fatten their CEOs' pay packages without charging a dime to earnings. "I unequivocally regard the special accounting treatment given options as improper and deceptive," he says.

In addition, boards are to blame for establishing a double standard. Instead of using options as incentive pay, they claim that to stay competitive they must give out at least the same dollar value in options as their rivals, regardless of how well the CEO performs. CEOs naturally applaud the practice. The trend is driven not so much by other companies' pursuing CEOs with higher offers as by surveys. Boards hire compensation consultants--something Buffett says he wouldn't dream of doing--to gauge the average CEO grant. Following the consultants' advice, the board raises its CEO's award to at least the industry median or even higher--who wants to admit its CEO is subpar? That lofts awards into an ever-rising spiral. Performance gets overlooked in the process.

The big awards exacerbate another bad feature: incredibly easy terms. Most CEOs receive standard, "at the money" options, meaning if the market price is $50 the day they're issued, the strike price is also $50. And it stays at $50 for the entire ten-year term of the options. Getting rich doesn't require superior management at all. As Buffett points out, if the CEO buys government bonds with the company's earnings instead of paying them out in dividends, the book value over time will rise and the share price will probably bump up as well. With a million options, a caretaker CEO would make a killing. But that makes as much sense, says Buffett, as paying someone a fat commission for letting interest build up in a savings account. "These plans are really a royalty on the passage of time," he says. How about Buffett investments like Walt Disney, where Michael Eisner gets a slew of at-the-money options? Says Buffett: "With people who got huge awards and deserved huge awards, the result was right. But it doesn't mean their options were properly constructed."

In a great stock market,  gains are an outrageous  no-brainer.

"You can be very mediocre, but when interest rates for everyone drop sharply and you don't improve your business at all, you make an enormous amount of money," says Buffett. "No one should be rewarded for that." Even scrawny ducks that can't swim or quack, he quips, rise in a swollen pond.

The rushing waters are rewarding many a leaden performance, at shareholders' expense. Example: PepsiCo's Roger Enrico has made $17 million since 1996 on a grant of 1.864 million stock options, while Pepsi has given shareholders only a 48% return, 25 percentage points less than the S&P 500. But a new breed of boss is rejecting cushy, sedan-chair plans. CEO pay is acquiring real stretch targets, the kind that inspire the troops to shrink cycle times, scale new productivity peaks, and fast-track the Viagras and Pentiums from lab to market. These CEOs are betting their paychecks on what moves investors: leaps in share price that beat the market.

Believe it or not, such action heroes are actually pushing their boards to make plans more demanding. They range from FORTUNE 500 CEOs such as Monsanto's Robert Shapiro and Transamerica's Frank Herringer to fire-eating comers led by telecom entrepreneur James Q. Crowe of Level 3. Right now, on-the-edge plans are relatively rare, though they're spreading fast--so if you're a CEO with a cushy deal, watch out. Institutional investors love the stretch option packages and want you to have one too. "These high-hurdle plans are the way to go," says Eugene Vesell, a money manager with Oppenheimer Capital, whose funds hold over $60 billion in securities. "The normal plans are almost outrageous. For CEOs, they're 'Heads I win, tails you lose.'" Adds Robert Boldt, who helps invest $140 billion for the California Public Employees' Retirement System: "When options have lots of stretch in them, companies like Monsanto will do whatever it takes to reach the target."

For Vesell and Boldt, the attraction of a tough pay plan is basic: The CEO believes so strongly in his story that he volunteers to give shareholders big gains before taking some of the gravy for himself. Powder-puff plans inspire suspicion, not confidence. Investors worry that the CEO is more interested in gaming the pay system than in outperforming the market.

The big innovation is putting teeth in options in the form of tough performance hurdles. The idea is simple: The CEO must substantially raise the stock price, in a tight time period, before he can make big money. Buffett likes these "out of the money" options as much as he despises many standard plans. He heartily approves of the one for President Alan Spoon at the Washington Post Co., where Buffett is a director and major shareholder.

Plans use all kinds of targets. Some of the best plans demand gains equal to those of the S&P or a basket of similar stocks, minus two things: dividends, and one or two percentage points, for making the CEO put most of his future wealth in a single security. A typical annual hurdle figure is 8% to 10%. Only by reaching or beating the targets does the CEO get to share in the gains.

The plans fall into two categories. Citicorp and Du Pont, for example, favor "performance vesting" options (though, unlike standard options, they have to be expensed). As with standard options, the CEO gains the entire appreciation over the market price for the life of the options. Under Citicorp's 1998 plan for CEO John Reed and over 50 other executives, that was $121 a share, and Citicorp gave Reed 300,000 options at that price. But there's a catch. Reed and the other executives get to exercise their options--meaning they vest-- only when and if the stock reaches a much higher target price. In Citicorp's case, that's $200. And forget the plush ten-year term. For Citicorp, it's only five. Hence, if Reed were to raise the bank's stock price only 10% per annum, to $194 a share by 2003, he'd forfeit all his options. On the other hand, if he only barely makes it, he gets the entire windfall of $23.7 million. For Reed, it's a real nail-biter. The plan will be rolled into Citigroup stock, after Citicorp merges with Travelers.

For shareholders, the "premium priced" options championed by Monsanto, Transamerica, Ecolab, and Colgate-Palmolive are even better. At
Colgate-Palmolive, CEO Reuben Mark received a megagrant of 2.6 million premium-priced options that will replace annual option awards for seven years. Again, the CEO must hit a lofty target price. But once there, he still hasn't made any money. He keeps only the gain above the target price. This year, Monsanto installed an aggressive premium-priced plan covering CEO Robert Shapiro and 31 other executives, who must increase the stock price 50%--from $50.22 on the day of the grant to $75.33 by 2003--before their options are "in the money."

But Shapiro and the other executives have to pay for their options, so they must raise the share price even higher before they can start cashing in. Monsanto allows Shapiro and his lieutenants to plow up to half their salaries over the next two years into options. All elected to participate. Shapiro is spending the maximum, $800,000, on 132,000 options at $6.06 each, half their cost to the company using the Black-Scholes model for valuing stock options. If the stock rises to only $75.33, there is no gain to cover Shapiro's $800,000 investment. He must give shareholders 10.5% returns per annum over five years, driving the share price to $81.39 (the $75.33 strike price plus his $6.06 investment), before he can start making money.

For cocky CEOs, these plans have an edge: even bigger money for super results. That's because they can get far more options, usually in huge blocks every three years or so, than yearly at-the-money grants provide. Later this year, Monsanto will give Shapiro and the other executives a second award with the same $75.33 strike price, though this time he won't have to put up his own money. (Because Monsanto's plan involves premium-priced options, not performance vesting, it doesn't have to expense them.) Since premium-priced options start way "out of the money," their present value is far below that of at-the-money options. Monsanto's premium options run $12.12 each, compared with the $20 or more it estimates for standard ones. In other words, for the same estimated cost to shareholders, Monsanto will be able to hand Shapiro perhaps 70% more options.

Shapiro is using the high-hurdle plan to create a culture that never lets up. Last summer he spun off Monsanto's chemical business to focus on life sciences: breakthrough drugs and revolutionary biotech products for agriculture. Building a whole new industry on genomics to protect crops is a far cry from turning out polyester, and it takes a different kind of manager. "The old culture rewarded longevity," says Shapiro. "I want people with a fanatical, obsessive devotion to moving new products through the pipeline." For Shapiro, at-the-money options lead to a cautious, caretaker management that's "playing defense." Says Shapiro:
"I'll take my chances with the shareholders."

For small companies, it's natural to take a big gamble on pay: They can grow a lot faster than big ones, though they can collapse a lot faster too. Just a few years ago, Cooper Cos., a maker of contact lenses and gynecological devices, lay in shambles. Its CEO went to prison for insider trading, and its stock price collapsed, sending its market cap to $30 million. To the rescue came Tom Bender, now 58, an irrepressible veteran of SmithKline Beecham. Surveying the wreckage, Bender quickly decided that plain-vanilla options weren't the solution. "They're meaningless," he snips. To rouse the troops, Bender and the board put in a premium option plan of Olympics-level difficulty.

For the troops as well as himself, Bender set a series of rising stock-price bogeys with very short deadlines. Every time he hit one, a tranche of his 168,000-option grant would move into the money. The first was the toughest:
raising the stock price from $11.75 to $16 in six months, a 36% jump. Bender made it. He also hit all the other goals, including the last one: raising the $11.75 price 189%, to $34, by the year 2000. With Cooper now trading at $39.50, Bender rang the bell 19 months early. "We kicked butt all the way up the line!" he boasts. Cooper now has a market cap of $600 million; its revenues are growing at 40% a year.

Premium-priced plans are fine in good or average markets. But what if stocks drop 20% and stay depressed? Most options would wind up underwater, and the premium ones, with the highest strike prices, could gurgle to the bottom. A Bender or Shapiro might perform heroically, raising his stock price 5% a year and beating the S&P, only to see his options drown. "The big danger is that good managers would leave because they aren't getting paid in a bad market," says Dan Ryterband, a consultant with Frederic W. Cook & Co. Asolution is waiting in the wings: indexing options. The idea is that when the S&P rises or falls, the strike price moves up or down with the index. Says Steve O'Byrne, a consultant with Stern Stewart & Co.: "Indexing isolates the contribution of management from the fluctuations of the market." Right now, just one company has the guts to do it. Believe it or not, Level 3, a telecom startup, boasts the best CEO pay plan in America. Its CEO, James Crowe, already has had one brilliant experience with indexing, at MFS, a local phone company he started in 1989 as a branch of Peter Kiewit Sons', the big construction company in Omaha. Crowe and other executives made fortunes on options, but only after providing investors with returns far above the S&P. In fact, MFS had one of the greatest rides in corporate history. Just three years after it went public, in 1993, Crowe sold it to WorldCom for $14.3 billion.

Crowe is counting on an MFS-style pay plan to power Level 3. His goal: building a fiber-optic network connecting 60 cities. The pay plan can make executives fabulously rich, but only if they way outperform the S&P. The payouts start small, then explode as the stock price outpaces the index. Crowe gets nothing if the index rises 10% and Level 3's stock does the same. Even if he outperforms it by five percentage points, his 1998 options will be worth only $1.55 million in three years. Then the numbers really take off. If Crowe beats the S&P by 15 percentage points, those options rise to $11 million in value. Still, shareholders--who have already rewarded Level 3 with a market cap of $9 billion--love it, because they get to keep the lion's share of the gains. The battle royal will come with the next long slump. Many CEOs will push to reprice their options, though they never volunteer to make their options more expensive in a bull market. "They will fall back on their situational ethics," promises Warren Buffett. But the CEOs with the grit to stick to premium options, or better still, indexing, will manage better and win shareholders' respect. To pick tomorrow's winners, follow the pay plans.

INSIDE: Becoming CEO? Call him first, page 281... Buried treasure, page 285... The Leading Edge, page 289... Not Eisner's pay stub, page 294... Ask Annie, page 296

COLOR ILLUSTRATION {CEO PAY icon with checkbook graphic PAY TO THE ORDER OF ______} COLOR CHART HOW NEW, HIGH-RISK OPTIONS REWARD ONLY THE STARS TYPE OF OPTION (options vest in three years) --Standard: Strike price remains constant. --Premium priced: Strike price rises 8% annually. --Level 3's plan: Options pay only if company outperforms S&P (chart assumes S&P rises 10% annually). PLANS have equal present values at time of grant. The standard plan pays best after three years of average performance. Company's stock rises 10% annually {Chart not available--bar graph comparing Standard, Premium and Level 3 option plans} COLOR CHART {See caption above} Modestly beating the market makes the riskier plans begin to pay off. Company's stock rises 15% annually {Chart not available--bar graph comparing Standard, Premium and Level 3 option plans} COLOR CHART {See caption above} Even beating the S&P by seven points earns no extra rewards under the riskier plans. Company's stock rises 17% annually {Chart not available--bar graph comparing Standard, Premium and Level 3 option plans} COLOR CHART {See caption above} Doubling the S&P's return finally triggers extra reward for extra risk. Company's stock rises 20% annually {Chart not available--bar graph comparing Standard, Premium and Level 3 option plans} COLOR CHART {See caption above} Home-run performance multiplies the differences in payoffs. Company's stock rises 25% annually {Chart not available--bar graph comparing Standard, Premium and Level 3 option plans} COLOR PHOTO: PHOTOGRAPH BY ELI REICHMAN James Q. Crowe Level 3 1997 cash compensation: $350,000 Option deal: The best CEO pay plan in America. Crowe's stock options are worthless if he merely matches the S&P's rise. {James Q. Crowe and dog} COLOR PHOTO: JOHN ABBOTT Reuben Mark Colgate-Palmolive 1997 cash compensation: $3.85 million Option deal: Last year the second of his two tough premium plans kicked in. To make money on all his options, he must raise the stock price by over 70%. COLOR
PHOTO: MICHAEL L. ABRAMSON Robert Shapiro Monsanto 1997 cash compensation: $1.83 million Option deal: Under an aggressive plan, Shapiro chose to buy options with his own money.